Exhibit 10.22

PRODUCTION/DISTRIBUTION AGREEMENT

This Production/Distribution Agreement (this “Agreement”) is entered into as of                     , 2006 (the “Effective Date”), between American Broadcasting Companies, Inc., a Delaware corporation (“ABC”) and                             , a                  corporation (“Distributor”).

ABC operates a news service under the name “ABC News.” ABC desires to produce a radio version of its ABC News service and Distributor desires to distribute it to its radio station affiliates, all as set forth in and pursuant to this Agreement.

The parties agree as follows:

1.	Definitions

1.1.	“ABC” has the meaning set forth in the preamble.

1.2.	“ABC Indemnitees” has the meaning set forth in Section 10.2.

1.3.	“Affiliate” shall mean with respect to any entity, any other person or entity, controlling, controlled by, or under common control with such entity, where control shall mean the possession of the power or right to cause or direct the management or policies of such entity.

1.4.	The phrase “all media” as used in this agreement means all media now known or hereafter devised.

1.5.	“Change in Control” has the meaning set forth in Section 7.2

1.6.	“CPI” shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average (1982-1984=100) Unadjusted, all items indexed, published by the Bureau of Labor Statistics United States Department of Labor.

1.7.	“Distributor” has the meaning set forth in the preamble.

1.8.	“Distributor Indemnitees” has the meaning set forth in Section 10.1

1.9.	“Effective Date” has the meaning set forth in the Preamble.

1.10.	“Indemnitees” has the meaning set forth in Section 10.3

1.11.	“Losses” has the meaning set forth in Section 10.1.

1.12.	“Marks” has the meaning set forth in Section 5.2.

1.13.	“Program” means any program, series or other content furnished by ABC to Distributor as part of the Radio Service. References herein to “Radio Service” shall be deemed to include all Programs included therein.

1.14.	“Radio Service” means the English-language, audio news service produced by or on behalf of ABC pursuant to this Agreement for use by Distributor and its sublicensees hereunder.

1.15.	“Term” has the meaning set forth in Section 7.1.

1.16.	“Termination Right” has the meaning set forth in Section 7.2

1.17.	“Territory” means the United States, its territories and possessions.

2.	Production Budget

2.1.	The initial budget is attached hereto as Exhibit 2.1. The budget includes all production costs of the Radio Service, including, without limitation, (i) all host, performing and producing fees; (ii) all costs of music electrical transcription licenses for any music included in the Radio Service; (iii) all actual out-of-pocket third-party expenses; and (iv) an allocation of any personnel, equipment or facilities of ABC that is devoted to the production of the Radio Service (pro-rated if shared with other operations of ABC). At least 90 days prior to the end of each year during the Term, the parties will consult on the next annual budget. If the parties cannot agree on the next annual budget, then the total costs and expenditures under the next annual budget will be that of the previous annual budget, increased by the CPI, and the Programs will be substantially similar to those under the previous annual budget, subject to any changes in personnel or format for Programs required by ABC in its reasonable discretion to keep the cost of the Programs within the budgeted amount.

2.2.	In the event the actual production cost of the Radio Service exceeds the budgeted amount, ABC will give Distributor the opportunity to pay the amount of such overage. If Distributor declines, ABC may reduce the Programs and other services provided pursuant to the budget; provided that ABC will make the decision as to which Programs or services to cut in consultation with Distributor. In no event will ABC be required to spend any amount on the production of the Radio Service in excess of the amount reimbursed by Distributor.

2.3.	Unless otherwise agreed, Distributor will pay the annual budgeted amount to ABC on a monthly basis in advance. In addition to any other rights and remedies, ABC may suspend production of the Radio Service during any period in which Distributor is in default on its payment obligation. ABC will provide Distributor with quarterly statements comparing production expenses to the annual budget and the payments received from Distributor.

2.4.	In the event that either party wishes to create new English-language, audio-only services for terrestrial radio under the “ABC News” brand name, then the parties will negotiate in good faith the costs in terms of use of such additional service.

2.5.	ABC shall use its reasonable efforts to encourage its news talent to work with Distributor on new programming ideas. ABC shall use its reasonable efforts to prevent its staff anchors/newspersons from providing services to a commercial competitor of ABC for an audio news program to be broadcast on terrestrial radio beyond the extent that such persons currently provide services to such entities from time to time. For the avoidance of doubt and notwithstanding anything to the contrary, Distributor acknowledges that this provision will not prohibit individual ABC News Staff members (i) from having deals with non-commercial radio services, or (ii) from promoting a television program on non-ABC Radio affiliates or (iii) from promoting third party ventures (e.g., a reporter doing a book tour).

2.6.	Subject to Section 2.2 hereof, unless otherwise agreed in writing by the parties in connection with the budget, ABC will deliver the Radio Service to Distributor in substantially the same manner and with at least the same level of content and quality as the Radio Service is currently delivered.

3.	License Fee

3.1.	In addition to the payment of the budgeted amount, Distributor will pay ABC a license fee. The license fee shall be Seven Million Dollars ($7,000,000) for the first year of this Agreement, commencing on the Effective Date. For each year thereafter during the Term, the license fee will be equal to the license fee from the previous year increased by the CPI. The license fee will be paid monthly together with the monthly payment of the budgeted production expenses.

4.	Distribution Rights and Obligations

4.1.	ABC hereby grants Distributor the exclusive license to promote, market and distribute the Radio Service during the Term to FCC-licensed, terrestrial radio broadcast stations in the Territory for broadcast over over-the-air radio, which broadcast is intended for reception by the general public in places to which no admission is charged and Distributor shall use reasonable commercial efforts to promote, market and distribute the Radio Service consistent with past levels. Distributor shall also have the right and license to redistribute whole programs (combining Radio Service elements and other elements), which Distributor has simultaneously or previously distributed through terrestrial radio pursuant to the previous sentence, through. any form or medium or distribution channel now known or hereafter devised, provided that such redistribution consists of entire programs substantially as a whole and that the portions of the programs constituting the Radio Service are not redistributed out of the context of such programs. Such right and license shall include the right for Distributor to grant sublicenses under the rights granted hereunder.

4.2.	All licenses, rights and interest in, to and with respect to the Radio Service not specifically granted to Distributor herein are retained by and reserved to ABC, including, but not limited to, and without limiting any rights or licenses of Distributor explicitly set forth in Sections 4.1 and 4.3 and otherwise in this Agreement, (i) the right to distribute the Radio Service audio by any means of exhibition, display, transmission, distribution, duplication, playback except as explicitly set forth in Sections 4.1 and 4.3; (ii) the right to perform the Radio Service by means of all forms of radio, television, computer and other media devices, methods and improvements now known or hereafter devised (except as explicitly set forth in Sections 4.1 and 4.3), including, but not limited to, (a) cable transmission, (b) satellite-to-home transmission, (c) DBS (including DARS), (d) closed circuit distribution, (e) networked telecommunications systems, including the internet, (f) audio cassettes, compact discs and computer storage and playback devices, and (g) transmissions to mobile devices; and (iii) the right to transmit the Radio Service by means of audio-on-demand, on-line and all other forms of interactive and digital media (subject to Section 4.3). For the avoidance of doubt, the reserved rights include but are not limited to the right to license, distribute and otherwise exploit the Radio Service by means of all media outside the Territory, as well as all rights in all media to foreign-language versions of the Radio Service (subject to Section 8.2). Nothing contained herein shall in any way limiting any of the rights or licenses granted to Distributor in Sections 4.1 and 4.3 or otherwise in this Agreement.

4.3.	Without limiting the rights granted in Section 4.1, Distributor will have the right to authorize any terrestrial radio station that broadcasts the Radio Service to simulcast the portion of its signal containing the Radio Service via internet streaming, provided that such streaming is simultaneous with the terrestrial radio broadcast and contains substantially all of the terrestrial radio signal. The simulcast rights set forth in this Section 4.3 and the redistribution rights granted in Section 4.1 are subject to ABC’s ability to clear any third party content contained therein, such as that of the Associated Press, and further subject to Distributor’s payment of any additional third party fees required to be paid due to such streaming. ABC makes no representations or warranties regarding the rights required for distribution of the Radio Service other than by terrestrial radio and Distributor will have the obligation of determining, in consultation with ABC, whether any additional rights clearances are required for such alternative forms of distribution. Distributor further represents and warrants that as between ABC and Distributor, Distributor and/or any terrestrial radio station that broadcasts the Radio Service shall be responsible for any public performance license or other fees required to be paid as a result of any musical compositions contained in the Radio Service that is transmitted over the internet or as other permitted hereunder.

4.4.	Distributor may sell advertising time in and around the Radio Service; provided, however, that sales of any time embedded in the Radio Service must comply with ABC’s Broadcast Standards and Practices by ABC. Distributor shall be entitled to collect and retain all proceeds from advertising sold by it. Distributor will be responsible for the insertion of advertising into the Radio Service and ABC will be responsible only for the insertion of event cue tones to trigger such insertion; provided, however, that ABC will not be liable for inadvertent failure to insert such event cue tones. ABC shall not sell advertising time in and around the Radio Service for its own account or insert promotional announcements without the consent of Distributor; provided, however, that items on the Radio Service may contain credits to television programs on which material related to the items appear.

4.5.	Except as expressly provided herein with respect to the insertion of advertising, Distributor shall not, and shall not permit its sublicensees to, edit, alter, modify or juxtapose the Radio Service, except in connection with the exercise of its rights hereunder in connection with the distribution, promotion and marketing of the Radio Service as permitted hereunder and to create highlights of the Radio Service. Without limiting the foregoing, Distributor shall have the right to authorize its sublicensees, consistent with their obligations pursuant to the applicable provisions of the Communications Act of 1934, to create highlights and to delete any material that it reasonably believes unsuitable for broadcast and to preempt for a program of immediate and outstanding local or national importance. Notwithstanding anything to the contrary, Distributor shall cease distribution of any highlight created in a manner that is not consistent with ordinary past practices and to which ABC reasonably objects.

4.6.	Distributor shall require all of its sublicensees to be responsible for all necessary radio station licenses, including music performance rights licenses, as now are or hereafter may be in general use by radio broadcasting stations and necessary for Station to broadcast the Radio Service and for the payment of any public performance music licenses or royalty payments which may be required to be paid to any party or organization, such as BMI, ASCAP, SESAC, or any other like organization on account of the broadcast of the music contained in the Radio Service.

4.7.	Attached hereto as Exhibit 4.7 is the standard affiliation agreement to be used by Distributor in connection with Distributor’s sublicense of the Radio Service to radio broadcasters. Distributor will give ABC at least five (5) business days prior notice of any material changes to this Agreement and will not make any material change to which ABC reasonably objects within three (3) business days of receipt of such notice. Distributor may, for the avoidance of doubt, make changes that are consistent with the rights and licenses granted hereunder or as may be necessary to clarify any conflict between the terms of this Agreement and those of the attached affiliation agreement.

5.	Intellectual Property

5.1.	As between ABC and Distributor, ABC shall own all rights, exclusively, in all media, throughout the universe, in perpetuity, including without limitation the copyrights, trademarks, trade dress, format rights, distribution rights, and all other allied and ancillary rights in and to the Radio Service, and all elements thereof. Furthermore, ABC shall have full business, production and creative control over the development and production decisions of the Radio Service. Distributor shall neither acquire nor assert copyright ownership or any other proprietary rights in the Radio Service or any Programs, including the format thereof and/or any logo contained therein, or in any derivation, adaptation, variation or name thereof. Without limiting the foregoing, Distributor hereby assigns to ABC all of Distributor’s worldwide right, title and interest in and to the Radio Service and the Programs, including the format thereof and/or logos contained therein.

5.2.	Distributor acknowledges and agrees that certain proprietary intellectual property (collectively, “Marks”), including, but not limited to, the trade names, logos, service marks, trademarks and characters used solely in connection with the Radio Service and the titles of the Programs, are the exclusive property of ABC, its Affiliates, or ABC’s program suppliers. Distributor shall not sell or use, or authorize or intentionally assist any third party to sell or use the Marks or any Programs, in whole or in part, to sponsor, advertise, endorse or promote any product or service other than the Radio Service. All right, title and interest in and to the Marks and the Programs shall, as between the parties, at all times be the sole property of ABC, and Distributor shall not make any claim to the contrary.

6.	Marketing and Promotional Material

6.1.

Distributor shall have the right to prepare marketing and promotional material for the Radio Service subject to the terms hereof. Prior to the distribution of any marketing or promotional materials, ABC shall have the right to pre-approve in writing all advertising and promotional material created by Distributor for the Programs which approval shall not be unreasonably withheld or delayed; it being understood and agreed that (i) once an item has been approved it shall be deemed approved for any subsequent uses permitted hereunder (unless otherwise noted at the time of initial approval and subject to (iii)); (ii) any materials supplied by ABC shall be deemed pre-approved by ABC and shall not require any approval, except as to changes in the manner of their use or unless ABC notifies Distributor to the contrary based on changed circumstances; and (iii) if any materials used pursuant to this Section involve or incorporate ABC logos or trademarks, Distributor shall, at all times, use the then-current version of such logo or trademark. For each Program, ABC shall, in a reasonable amount of time prior to the commencement of the License Period for such Program deliver to Distributor any advertising, marketing, promotional and other materials that ABC, in its discretion, decides to provide in connection with the Program. Distributor shall be under no obligation to use the advertising, marketing, promotional or other materials provided by ABC. Distributor shall not distribute any material which violates any restrictions imposed by ABC or ABC’s program suppliers and disclosed to Distributor by ABC. All approved printed materials used by Distributor in connection with the Radio Service and the Programs, including but not limited to, advertising and promotional materials, shall bear a properly located copyright notice in the name of ABC (i.e., “©ABC”) or such other notice as ABC specifies to Distributor in writing. Distributor may provide such materials to its sublicensees and will use all reasonable efforts to enforce compliance with these provisions by its sublicensees. All uses of the Marks by Distributor and its sublicensees will inure to the benefit of ABC. Notwithstanding anything to the contrary, in no event may Distributor create or use promotional or marketing material that implies the endorsement by any ABC talent or any ABC entity of any specific product or service, other than Radio Service.

7.	Term

7.1.	The “Term” means the period beginning on the date hereof and ending on the later of the tenth anniversary of the Effective Date and any extension of the Term in accordance with Section 8. In addition, any obligations of the parties which remain executory after the Term shall remain in force until expiration or discharge.

7.2.	Distributor shall immediately notify ABC in writing after any Change in Control, and shall use reasonable efforts to notify ABC in writing at least fifteen (15) days prior to the effectiveness of a Change in Control. Upon the occurrence of a Change in Control to any entity competing with any business of ABC or Disney and whether or not ABC receives notice thereof, ABC shall have the right to terminate this Agreement immediately (“Termination Right”). The Termination Right shall expire ninety (90) days following the later of (i) effectiveness of a Change in Control or (ii) the date ABC obtains notice of the Change in Control. “Change in Control” shall mean the acquisition, through one or a series of transactions, by a non-Affiliate of Distributor of the power or right, whether direct or indirect, to cause or direct the management or policies of Distributor.

7.3.	Either party may terminate this Agreement, effective at any time, by giving the other party written notice, if the other party (i) has materially breached this Agreement and such breach is not cured within sixty (60) days of such notice or (ii) becomes insolvent or bankrupt or takes any action to seek bankruptcy protection.

8.	Rights of First Negotiation

8.1.	The parties hereto will commence good faith, mutually exclusive negotiations to renew this Agreement no later than half-way through year eight of the Term.

If no agreement has been reached during a six months of such negotiations (i.e., by the start of year nine), then the parties will be free to negotiate with others.

8.2.	In the event that ABC at any time during the Term plans to produce, itself or through any other person or entity, or to otherwise, directly or indirectly, promote, market or distribute, any audio news service primarily for terrestrial radio for (i) Canada and/or Mexico for any language, and/or (ii) the United States for any language other than English, then ABC will promptly notify Distributor of any such plans, and ABC will negotiate in good faith with Distributor exclusively for forty five days prior to discussing or negotiating with any third party for any such distribution services or other rights (“Terms”). Prior to agreeing to Terms with any third party, ABC will provide written notice to Distributor outlining such Terms, whereupon Distributor shall have the right to enter into an agreement with ABC on such Terms. If Distributor does not accept the Terms outlined in any such notice within thirty (30) days of receiving such notice from ABC, ABC will be free to enter into an agreement with respect to such Terms with any other person or entity, but only on terms that are the same as or less favorable than those Terms offered to Distributor.

9.	Representations and Warranties

9.1.	ABC warrants, represents and covenants that during the term of this Agreement:

9.1.1.	ABC has the complete and unencumbered right, power, and authority to make and enter into this Agreement and to fully perform all of the obligations to be performed by ABC hereunder, including without limitation, to grant all rights granted in Agreement;

9.1.2.	Each Program, and each element thereof, will be of a high quality consistent with past standards for ABC News Radio productions;

9.1.3.	ABC has secured and/or will secure prior to delivery of the Programs all rights and licenses necessary for ABC’s production and delivery to Distributor of such Program. The rights referred to in the preceding sentence shall include, without limitation, all necessary literary, artistic and/or intellectual property rights, music electrical transcription rights and privacy rights;

9.1.4.	ABC has paid, and/or will pay, all taxes, charges and fees relating to the production, delivery and use of any Program, except for taxes, charges and fees applicable to uses by Distributor hereunder which will be paid directly by Distributor. On delivery of each Program, such Program will be free and clear of any encumbrance, including any lien or tax which is not subordinate and subject to all rights granted to Distributor herein;

9.1.5.	No Program, nor the existence, production or any use permitted hereunder thereof or of any element thereof, will infringe on any copyright of, trademark or trade name of, violate any right of privacy of, constitute a libel or slander against or violate or infringe any literary, artistic, intellectual, dramatic or other right of any person or entity whatsoever (except for music performance rights);

9.1.6.	No use by Distributor permitted hereunder of any Program will violate any federal, state, local or other law, rule or regulation and all of the same shall be capable of being duly licensed and broadcast under all applicable laws;

9.1.7.	ABC has not granted or attempted to grant, and shall not grant, to any person or entity whatsoever any right that would or might derogate from or interfere with any right granted to Distributor herein or the performance of Distributor’s obligations hereunder;

9.1.8.	There is not now outstanding any litigation, or, to the knowledge of ABC’s senior management, threatened litigation or claims, which could impair ABC’s ability to fully perform all of its obligations hereunder or which could impair the rights granted to Distributor hereunder.

9.1.9.	Except for the rights granted to Distributor under this Agreement, ABC has not granted or attempted to grant, and, except as permitted in Section 8.2, shall not grant, to any person or entity whatsoever any right or option to promote, market or distribute any audio news service primarily for terrestrial radio for Canada, Mexico, or the United States.

9.2.	The warranties, representations and indemnification obligations hereunder shall survive the performance, expiration or earlier termination of the Term.

10.	Indemnification.

10.1.	ABC agrees to hold Distributor, its parent company(ies), divisions, subsidiaries and Affiliates and any present or former officers, directors, shareholders employees, licensees and agents of any of the foregoing, and their respective heirs, executors, administrators, successors and assigns (collectively the “Distributor Indemnitees”), harmless, from any claims, actions, demands, deficiencies, assessments, liabilities, losses, damages, expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, “Losses”) which any Distributor Indemnitee may suffer by reason of ABC’s breach of, or non-compliance with, any covenant or provision herein contained or the inaccuracy of any warranty or representation made in this Agreement or agreements made or to be performed by ABC pursuant hereto, or arising out of any Program or commercial material included in the Radio Service or by reason of ABC’s willful misconduct.

10.2.	Distributor agrees to indemnify ABC, its parent company(ies), divisions, subsidiaries and Affiliates and any present or former officers, directors, shareholders employees, licensees and agents of any of the foregoing, and their respective heirs, executors, administrators, successors and assigns (the “ABC Indemnitees”) against and hold the ABC Indemnitees harmless from any and all Losses incurred or suffered by any ABC Indemnitee arising out of a breach by Distributor of the representations, warranties, covenants or agreements made or to be performed by it pursuant hereto, or arising out of any program or commercial material (apart from the Radio Service) furnished by Distributor. Without limitation of the foregoing, Distributor will indemnify the ABC Indemnitees against and hold the ABC Indemnitees harmless from any and all Losses arising out of:

10.2.1.	The use of commercials, public service announcements and other matters unrelated to the Radio Service hereunder, but broadcast with any Programs hereunder by Distributor or any sublicensee of Distributor or any Distributor Indemnitee;

10.2.2.	Any claim relating solely to material furnished by Distributor to ABC in violation of any third party’s rights;

10.2.3.	Any claim relating solely to willful misconduct of Distributor (including without limitation the willful misuse by Distributor of ideas or material furnished by Distributor to ABC); and

10.2.4.	Any claim relating to the distribution activities of Distributor.

10.3.

The following procedures shall govern all claims for indemnification made under any provision of this Agreement. A written notice (an “Indemnification Notice”) with respect to any claim for indemnification shall be given by the party seeking indemnification (the “Indemnitee”) to the party from which indemnification is sought (the “Indemnitor”) within thirty (30) days of the discovery by the Indemnitee of such claim, which Indemnification Notice shall set forth the facts relating to such claim then known to the Indemnitee (provided that failure to give such Indemnification Notice as aforesaid shall not release the Indemnitor from its indemnification obligations hereunder unless and to the extent the Indemnitor has been prejudiced thereby). The party receiving an Indemnification Notice shall send a written response to the party seeking indemnification stating whether it agrees with or rejects such claim in whole or in part. Failure to give such response within ninety (90) days after receipt of the Indemnification Notice shall be conclusively deemed to constitute acknowledgment of the validity of such claim. If any such claim shall arise by reason of any claim made by third parties, the Indemnitor shall have the right, upon written notice to Indemnitee within thirty (30) days after receipt of the Indemnification Notice, to assume the defense of the matter giving rise to the claim for indemnification through counsel of its selection reasonably acceptable to Indemnitee, at Indemnitor’s expense, and the Indemnitee shall have the right, at its own expense, to employ counsel to represent it; provided, however, that if any action shall include both the Indemnitor and the Indemnitee and there is a conflict of interest because of the availability of different or additional defenses to the Indemnitee, the Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the Indemnitor’s expense. The Indemnitee shall cooperate fully to make available to the Indemnitor all pertinent information under the Indemnitee’s control as to the claim and shall make appropriate personnel available for any discovery, trial or appeal. If the Indemnitor does not elect to undertake the defense as set forth above, the Indemnitee shall have the right to assume the defense of such matter on behalf of and for the account of the Indemnitor; provided, however, the Indemnitee shall not settle or compromise any claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor may settle any claim at any time at its expense, so long as such settlement includes as an unconditional term thereof the giving by the claimant of a release of the Indemnitee from all liability with respect to such claim.

11.	Force Majeure

11.1.	The failure of ABC to timely supply its production services and materials because of fire, flood, epidemic, earthquake, explosion, accident, or other act of God; act of public enemy; act of government, including governmental order, regulation or order of any court of competent jurisdiction; labor dispute or strike; riot; civil disturbance; war (whether declared or undeclared) or armed conflict; failure of common carriers; or other cause of a similar nature beyond the control of ABC shall not constitute grounds for any action by Distributor to recover damages. Any time period or date certain specified in this Agreement shall be postponed for a period of time equal to the duration of the event of force majeure. In the event of a force majeure event, ABC shall use all reasonable efforts to cure the nonperformance resulting from such force majeure event; and ABC shall promptly notify Distributor whether or not it shall be able to make a late performance of its obligations hereunder, and if so, when that shall occur; provided, however, that if the force majeure event causes a delay of thirty (30) days or more, this agreement may be terminated at the option of Distributor. Signal loss or degradation in the transmission of the Radio Service to Distributor due to atmospheric conditions, failure of satellite or common carrier facilities, third party interference or other circumstances beyond ABC’s control shall not be deemed a breach of this Agreement, nor shall they be deemed a force majeure event unless systematic and sustained.

12.	Confidentiality

12.1.

Other than as may be required by any applicable law, governmental order or regulation or by order or decree of any court of competent jurisdiction, neither ABC nor Distributor shall publicly divulge or announce, or in any manner disclose to any third party, any of the specific terms and conditions of this Agreement, including without limitation the reimbursements payable hereunder.

For the sole purpose of this paragraph, a third party shall be deemed not to include accountants, auditors, legal counsel, lending institutions, strategic partners, investors, acquirers, affiliates of The ABC Television Network and parent or related companies, provided they are subject to confidentiality obligations.

13.	Audit Rights

13.1.	ABC shall keep books of account at its New York office with respect to the production of the Radio Service. Said books, to the extent they have not become incontestable or have not been previously examined, may be examined at Distributor’s expense once in each 12 month period (the first of which commences upon the first anniversary of the Effective Date) by a national firm of reputable CPAs or entertainment industry auditing firms, the selection of which is subject to ABC’s approval not to be unreasonably withheld. No such examination may continue beyond a period of 30 days after commencement. A copy of the report of such examination shall be delivered to ABC at such time as it is made available to Distributor. If any audit discloses, or Distributor otherwise discovers an undisputed overstatement of production expenses, the amount of such undisputed overstatement shall be credited to Distributor’s next required payment hereunder or if none, promptly paid to Distributor. ABC statements of production expenses shall be considered incontestable if not audited during the calendar year following the year in which they were issued.

14.	Assignment

14.1.	Neither party may assign this Agreement or any of its rights or obligations hereunder, in whole or in part without the prior written approval of the other, except that Distributor may license the Radio Service, and grant sublicenses under the rights and licenses granted to it hereunder, to broadcasters in the ordinary course of business. Any attempted assignment shall be deemed a material breach of this Agreement. Notwithstanding the foregoing, either party shall have the right to assign this Agreement, or any part thereof, to any of its Affiliates with the resources to fulfill its obligations hereunder or to any entity acquiring all or substantially all of its assets and businesses.

15.	Service Of Notice

15.1.	All notices Distributor is required, or may desire, to give ABC in writing shall be given to:

American Broadcasting Companies, Inc.

500 South Buena Vista Street

Burbank, California 91521

Attn:

Telephone:

Facsimile:

delivered by hand, registered mail, telegram, telex, facsimile (receipt confirmed) or overnight courier of national reputation. All notices which ABC is required, or may desire, to give Distributor shall be given in writing and delivered by hand, registered mail, facsimile (receipt confirmed) or overnight courier of national reputation to:

[Distributor]

15.2.	If the last date on which a notice that this Agreement requires or permits to be given shall fall on a Saturday, Sunday or day on which the department of the sending party responsible for sending such notice is not open for business, then such last date shall be deemed postponed until the first day that is not a Saturday, Sunday or closed day.

16.	New York Law

16.1.	This Agreement shall be governed by the law of the State of New York applicable to agreements executed and performed entirely therein.

17.	Relationship Of Parties

17.1.	ABC and Distributor are independent contractors with respect to each other and nothing herein shall create any association, partnership, joint venture or agency relationship between ABC and Distributor. All persons employed by either party in connection with its performance hereunder shall be that party’s employees or agents, and, as between the parties, that party shall be solely responsible for all matters relating to such persons, including, without limitation, all compensation, withholding taxes, workers’ compensation insurance and any other payments, deductions and contributions which may be required by any law, personal service contract, or collective bargaining agreement applicable to that party and/or such persons. Each party shall indemnify, defend and hold harmless the other and the other’s Affiliates, licensees and assigns from and against the obligation to make any such payments, deductions or contributions.

18.	Provision Validity

18.1.	In the event that any provision of this agreement is deemed by a court of competent jurisdiction to be invalid or unenforceable, then that provision shall be deemed to have been deleted herefrom and shall in no way affect the validity or enforceability of any other provision of this agreement.

18.2.	If any provision hereof conflicts with any law, the latter shall prevail, but such provision shall be restricted only to the extent necessary to meet the applicable minimum requirements of such law and shall not affect any other provision hereof nor the validity or enforceability of this Agreement.

19.	Section 508

19.1.	In compliance with Section 508 of the Communications Act of 1934, as amended, ABC represents and warrants that it has not accepted nor agreed to accept, and will not permit its employees, agents, representative, contractors or Affiliates to accept any monies, services or other consideration for the inclusion of any commercial material or matter in any Program. ABC hereby certifies that it has no knowledge of any information relating to any Program that is required to be disclosed by Distributor under Section 508 and that it will promptly disclose to Distributor any such information of which it hereafter acquires knowledge. At Distributor’s request, ABC will furnish to Distributor such affidavits or statements as Distributor may require with respect to compliance with Section 508.

20.	Further Assurances

20.1.	Each party shall execute and deliver to the other, after opportunity to review and negotiate draft language, promptly upon such party’s request, any other instruments or documents consistent herewith considered by the requesting party to be necessary or desirable to evidence, effectuate or confirm this Agreement, or any of the terms and conditions hereof.

21.	Complete Agreement

21.1.	This Agreement contains the entire understanding of the parties, and supersedes all prior written or oral agreements and understandings between ABC and Distributor relating to the subject matter of this Agreement. No modification, alteration or amendment to this Agreement shall be valid unless in writing and signed by the parties hereto.

22.	No Third Party Beneficiaries

22.1.	This Agreement is for the sole benefit of the parties hereto and their authorized successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any person or entity (including, but not limited to, sublicensees of Distributor), other than the parties hereto and their authorized successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

23.	Counterparts

23.1.	This Agreement may be executed in any number of counterparts and all said counterparts when executed and delivered, each as an original, shall constitute but one and the same instrument. Signatures transmitted via fax shall be considered originals for the purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN BROADCASTING COMPANIES, INC.	[DISTRIBUTOR]

By	By
Name:	Name:
Title:	Title: